EXHIBIT 99


ASTeX Acquires Converter Power, Inc

WOBURN, Mass., May 9 /PRNewswire/ -- Applied Science and Technology, Inc. (Nasdaq: ASTX) ("ASTeX") today announced that it has acquired all of the assets of Converter Power Inc. ("CPI") of Beverly, MA. CPI, a subsidiary of ILC Technology, Inc. (Nasdaq: ILCT), is a leading producer of customized power supplies built to fit compactly into a variety of systems for semiconductor capital equipment, medical and industrial lasers and electro-optics.

ASTeX acquired all of CPI's assets for $6.35 million in cash and 45,000 shares of ASTeX Common Stock; ASTeX Common Stock will be escrowed for a minimum of twelve months. State Street Bank & Trust Company of Boston, MA, provided financing for the acquisition through a three-year revolving loan facility and a five-year term loan. Over the past four years, CPI has tripled its revenues to $12.2 million in its most recent fiscal year ending September 28, 1996, and been a profitable contributor to ILCT's business.

Dr. Richard Post, President and Chief Executive Officer, stated, "CPI's core technology complements our existing product lines and fits well with our overall growth strategy. The switching power supplies it manufactures are used in all of our microwave, RF and ozone products. This acquisition takes advantage of CPI's focus on switching power supplies so that ASTeX can continue to focus on system solutions and our ETO subsidiary can focus on high-powered RF solutions. This is one more step in building a strong global company, and is an example of the continuing consolidation of the supplier base for the semiconductor capital equipment market. With CPI, ASTeX gains major new customers and new markets for its products, while significantly expanding its manufacturing and product development capabilities. We expect CPI to be accretive to annual earnings going forward, although we will have a non-recurring expense for CPI's in-process research and development, which will be accounted for in the fourth quarter of fiscal 1997."

ASTeX is a leading provider of innovative production technology through delivery of components and systems for semiconductor, medical, and CVD diamond applications. ASTeX markets its systems to producers of CVD diamond, while its microwave and RF power generators, plasma sources and ozone generators and subsystems are marketed to the world's leading semiconductor and medical capital equipment manufacturers. Typical semiconductor applications include manufacture of leading edge devices such as Pentium and PowerPC chips, while medical applications include diagnostic imaging and sterilization.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.